Exhibit 5.21

[Hergüner Bilgen Özeke Letterhead]

24 June 2011

Tomkins, Inc.

Tomkins, LLC

1551 Wewatta Street

Denver, Colorado 80202

Re: Guarantees by Turkish Guarantors in connection with 9 % Senior Secured Second Lien Notes due 2018

Dear Sir/Madam:

At your request, we have acted as special legal counsel in the Republic of Turkey for Tomkins, Inc. and Tomkins, LLC (“Issuers”); in connection with the exchange of $1.15 billion aggregate principal amount of 9 % Senior Secured Second Lien Notes due 2018 (“Old Lien Notes”) issued by the Issuers, which were privately placed, into new 9% Senior Secured Lien Notes due 2018 (“Exchange Notes”), and through the registration of the Exchange Notes before the U.S. Securities and Exchange Commission (“SEC”) as per the U.S. Securities Act of 1933 (“Securities Act”); through the following documents whereby two Turkish entities, namely, Gates Powertrain Plastik Metal ve Makina Sanayii ve Ticaret Limited Şirketi (“Gates Powertrain”), and Gates Güç Aktarim Sistemleri Dağitim Sanayi ve Ticaret Limited Şirketi (“Gates Güç”) (Gates Powertrain and Gates Güç hereinafter collectively referred to as the “Turkish Guarantors”) have provided guarantees in connection with the Exchange Notes:

(i) the Indenture dated 29 September 2010 , and signed by and between, among others, the Borrowers as Issuers, Pinafore Holdings, B.V. as Holdings, and Wilmington Trust FSB (“Wilmington”) as Trustee and Collateral Agent; as supplemented by the First Supplemental Indenture dated as of November 18, 2010, the Second Supplemental Indenture dated as of December 21, 2010, the Third Supplemental Indenture dated as of December 23, 2010, the Fourth Supplemental Indenture dated as of January 20, 2011, the Fifth Supplemental Indenture dated as of February 23, 2011 (the “Fifth Supplemental Indenture”), the Sixth Supplemental Indenture dated as of February 24, 2011 and the Seventh Supplemental Indenture dated as of March 3, 2011 (collectively, including the guarantees of the Exchange Notes contained therein, the “Indenture”) to which the Turkish Guarantors have acceded as Note Guarantors with the Fifth Supplemental Indenture (defined below);

Unless otherwise defined hereunder, capital terms used herein shall bear the same meaning as ascribed to them in the Indenture.

Pursuant to the Indenture, the parties thereof have agreed on the terms and conditions of the issuance, authentication and delivery of the Second Lien Notes

Pursuant to the Fifth Supplemental Indenture, the Turkish Guarantors have acceded to the Indenture, and have agreed to guarantee the obligations of the Issuers under the Indenture.

I.	In connection with the foregoing and in our capacity as special counsel in the Republic of Turkey for the Issuers we have examined the following documents:

(a)	the copy of the executed Indenture;

(b)	the copy of the registration statement on Form F-4 filed by the Issuers to SEC;

(c)	the documents listed in the Annex I (List of Reviewed Documents).

II.	This legal opinion is also based on each of the following assumptions and qualifications:

(a)	We have not independently verified the authenticity of the documents reviewed; and we have assumed that all documents submitted to us as originals to be genuine, and authentic, and all documents submitted to us as copies or specimen documents to be in conformity with the originals, and in each case containing authentic signatures and executed in identical form to the version examined for purposes hereof;

(b)	We have solely relied upon the documents provided to us and listed in Section I above and we have not undertaken any investigation of governmental records or other public records and have relied upon the statements of the corporate counsels and the officers of the Turkish Guarantors that documents and information provided to us are accurate and up to date;

(c)	The documents listed under Section I upon which we have expressed reliance continue to be accurate and have not been revoked;

(d)	Insofar as laws other than the laws of the Republic of Turkey are concerned, each party to the Indenture has obtained all authorizations, corporate or otherwise, required under the laws of any jurisdiction (other than the Republic of Turkey) in order to be a party to the Indenture;

(e)	Insofar as laws other than the laws of the Republic of Turkey are concerned, the Indenture constitutes a legal, valid, binding, and enforceable obligation of the parties thereto under such laws; and

(f)	To the extent any obligation under the Indenture is required to be performed in any jurisdiction outside the Republic of Turkey, its performance will not be illegal or ineffective by virtue of the laws of such jurisdiction.

III.	Based upon each of the foregoing examination and assumptions and subject to the qualifications set forth herein, we are of the opinion that:

(a)	The Turkish Guarantors are limited liability partnerships (limited şirket) duly incorporated, organized and validly existing under the laws of the Republic of Turkey, and are duly registered and duly qualified to transact business in good standing in the Republic of Turkey.

(b)	Each of the Turkish Guarantors has taken all requisite corporate action necessary to authorize the transactions contemplated in the Indenture and to execute, deliver and perform all of its obligations under the Indenture to which it is a party.

(c)	Each of the Turkish Guarantors has duly and validly authorized, executed and delivered the Indenture; and has all requisite corporate power and authority to execute, deliver and perform its obligations under the Indenture and to consummate the transactions contemplated thereby;

(d)	The respective articles of associations of (i) Gates Powertrain, as amended for the last time with the Partners Resolution dated 28 December 2010, announced in the Trade Registry Gazette dated 7 January 2011, and (ii) Gates Güç, as amended for the last time with the Partners Resolution dated 15 March 2011, announced in the Trade Registry Gazette dated 21 March 2011; are compatible with the purposes of, and the transactions contemplated under, the Indenture.

We are members of the Bars of the Republic of Turkey and express no opinion as to matters governed by any laws other than the laws of the Republic of Turkey. This opinion is limited to the laws of the Republic of Turkey and interpretations thereof in effect on the date hereof, and we assume no obligation to revise or supplement this legal opinion should any such law or interpretation be changed by legislative action, judicial decision or otherwise.

This opinion is being delivered at the request of the Issuers; for the benefit of the Issuers and their legal successors and assigns, which may rely on this opinion as though addressed to such person on the date hereof; and may not be relied upon by you for any other purpose, or relied upon by, or furnished to, any other person, firm or corporation, except to SEC, without our prior written consent. Provided, however, that this opinion may be relied upon by Latham & Watkins LLP in the issuance of its opinion letter in connection with the registration statement on Form F-4 for Tomkins, Inc. and Tomkins, LLC with respect to the notes offered by Tomkins, Inc. and Tomkins, LLC, and any amendments thereto, including any post-effective amendments to be filed by Tomkins, Inc. and Tomkins, LLC. Moreover, we hereby consent to the filling of this opinion with the U.S Securities

Exchange Commission as an exhibit to the registration statement on Form F-4 and to the reference to our firm contained under the heading “Legal Matters” in the prospectus contained in the registration statement on Form F-4..

We do not assume any responsibility under any laws, apart from Turkish law, to any persons in connection with this opinion.

Yours Sincerely,

/s/ Hergüner Bilgen Özeke

Hergüner Bilgen Özeke

Annex I

List of Reviewed Documents

1.	Corporate Documents of Gates Powertrain:

(a)	Certificate of Activity dated 31 January 2011, issued by the Istanbul Trade Registry

(b)	Articles of Association notarized by the 24th Notary Public of Beyoğlu on 12 February 2009 under registration no 10044, together with (i) the Trade Registry Gazette dated 16 October 2008, (ii) the Trade Registry Gazette dated 14 December 2009, (iii) the Trade Registry Gazette dated 7 January 2010, and (iv) the Trade Registry Gazette dated 7 January 2011 with respect to amendments to the Articles of Association.

(c)	Signature Circular notarized by the 30th Notary Public of Izmir on 26 November 2010 under registration no. 35038

(d)	Partners Resolution dated 9 February 2011, numbered 8, certified by the 35th Notary Public of Beyoğlu under registration no. 7988

(e)	Power of Attorney dated 27 January 2011, notarized by the 30th Notary Public of Izmir on 27 January 2011 under registration no. 3408, issued by Ionut Cristian Stefan as the authorized signatory of Gates Powertrain

2.	Corporate Documents of Gates Güç:

(a)	Certificate of Activity dated 9 February 2011, issued by the Istanbul Trade Registry

(b)	Articles of Association notarized by the 24th Notary Public of Beyoğlu on 21 May 2009 under registration no 23539, together with the Trade Registry Gazette dated 12 July 2010 with respect to amendment to the Articles of Association

(c)	Signature Circular notarized by the 30th Notary Public of Izmir on 30 November 2010 under registration no. 35465

(d)	Partners Resolution dated 17 January 2011, numbered 4, certified by the 15th Notary Public of Beyoğlu under registration no. 2778

(e)	Power of Attorney dated 27 January 2011, notarized by the 30th Notary Public of Izmir on 27 January 2011 under registration no. 3408, issued by Ionut Cristian Stefan as the authorized signatory of Gates Güç

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